EXHIBIT 99.1

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

P.I. Aquino
Assistant Treasurer
(214) 303-3437

DEAN FOODS COMPANY ANNOUNCES RECORD FIRST QUARTER RESULTS

Pro Forma Diluted Earnings Per Share Up 14% to $0.64 Per Share

Operating Strength of Core Businesses Fuels Continued Strategic Brand Investment,
Resulting in 32% Volume Gains in Strategic Brand Portfolio

Company Reaffirms 2003 Guidance

     DALLAS, May 8, 2003 — Dean Foods Company (NYSE: DF) today announced its financial results for the quarter ended March 31, 2003. Net income for the first quarter was $63.2 million, compared with a loss of $29.6 million in the first quarter of 2002. Diluted earnings per share were $0.65, compared with a loss of $0.23 per share in the first quarter of 2002. First quarter net sales totaled $2.1 billion, a decline of 4% over the first quarter of 2002. The decline was due primarily to lower raw material costs that are passed on to customers in the form of lower selling prices.

     On a pro forma basis (as defined below), diluted earnings per share for the first quarter totaled $0.64, an increase of 14% compared with pro forma earnings of $0.56 per share in last year’s first quarter. Pro forma net income for the first quarter grew 12% to $62.2 million compared with pro forma net income of $55.4 million in the first quarter of 2002.

     “We again saw strong performance across all of our business units,” said Gregg Engles, chairman and chief executive officer. “Our branded product efforts continued to bear fruit, as Morningstar/White Wave showed exceptional 32% volume gains in our strategic brand portfolio. Our growth and investment behind those brands were driven by strong operating profits and margins in our Dairy Group, Specialty Foods and International operations.”

     The company reported first quarter operating income of $157.0 million versus $145.8 million in the first quarter of 2002. Pro forma operating income totaled $155.3 million, an increase of 6% over pro forma operating income of $147.0 million in the first quarter of 2002. Pro forma first quarter 2003 operating income margins were 7.24%, an increase of 63 basis points versus the pro forma results from the first quarter of last year. Operating income margin improvement was due primarily to improvement in Dairy Group and Specialty margins, offset by increased investment behind the strategic brand portfolio.

     Long-term debt at March 31, 2003 was approximately $2.8 billion, including $185.2 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $715 million of the company’s $2.7 billion bank facility was available for future borrowings.

TIPES REDEMPTION, SHARE REPURCHASE AND STOCK SPLIT

     On April 17, Dean Capital Trust, a wholly-owned subsidiary of Dean Foods, successfully converted approximately 99% of a $100 million tranche of its 5 1/2 % Trust Issued Preferred Equity Securities (TIPES) into common stock. Shortly thereafter, Dean Foods announced the redemption of another $200 million tranche of TIPES to be completed on May 22, 2003 at a redemption price of $51.0315 per security. The company anticipates funding any cash redemptions of TIPES using cash flow from operations and borrowings under the company’s senior credit facility. Following the completion of the company’s second partial redemption, approximately $300 million of TIPES will remain outstanding.

     As previously announced, during the first quarter, the company announced that its Board of Directors approved a total increase of $300 million to the company’s share repurchase program, allowing the company to purchase shares of its common stock in open market or privately negotiated transactions. Pursuant to the share repurchase authorization, the company repurchased 3.24 million shares of common stock during the quarter at an average price of $39.72 per share, for an aggregate purchase price of $129 million. Approximately $172 million remains available for spending under the share repurchase program.

     In a separate press release today, the company announced a three-for-two split of its common stock. The stock split will be payable June 9, 2003 to stockholders of record as of May 23, 2003.

OUTLOOK

     “Given the strength of our underlying businesses, we are excited about our future as a leading food and beverage company,” Engles said. “We are confident about the balance of the year, and we are re-affirming our prior earnings per share goal for 2003.”

     The company also noted that it issued a separate press release today announcing organizational changes designed to enhance its branded foods strategy and enable the company to realize additional manufacturing efficiencies.

     “We continue to sharpen our focus, lower our cost structure and capitalize on our competitive advantages,” continued Engles. “We remain committed to driving increased shareholder value, and I am confident that these changes will enable us to become a stronger organization, capable of capturing the tremendous opportunities ahead.”

FIRST QUARTER RECONCILIATION OF PRO FORMA RESULTS WITH GAAP RESULTS

     For the first quarter of 2003, the pro forma results reported above differ from the company’s results under Generally Accepted Accounting Principles (GAAP) by excluding a $1.7 million gain related to the disposition of a Dairy Group plant in Michigan.

     For the first quarter of 2002, the pro forma results reported above differ from the company’s results under GAAP by excluding the following items:

•	$1.2 million in restructuring charges related to a Dairy Group plant in Michigan,

•	$0.7 million in income related to discontinued operations in Puerto Rico, and

•	A one-time charge of $85.0 million, net of taxes, for the cumulative effect of an accounting change related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets.”

     Pro forma results are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods. A reconciliation table between diluted earnings per share calculated according to GAAP and pro forma diluted earnings per share (as defined above) is attached.

SEGMENT RESULTS

     Dairy Group net sales for the first quarter totaled $1.7 billion, a decline of 5% over $1.8 billion in the first quarter of 2002. The first quarter sales decline was due primarily to lower raw material costs that are passed on to customers in the form of lower selling prices.

     Dairy Group pro forma operating income in the first quarter improved 7% to $136.7 million, and pro forma operating margins increased 95 basis points to 8.12% of sales, due to operating efficiencies and lower raw milk costs. The first quarter average Class I mover, which is an indicator of the company’s Class I raw milk prices, was $10.20 per hundred weight in the first quarter of 2003, a 14% decline versus last year.

     Morningstar/White Wave net sales in the first quarter totaled $239.2 million, virtually flat to last year, as the inclusion of White Wave results in 2003 offset the previously-announced termination of the Nestle and Lactaid co-packing business.

     Pro forma operating income in the first quarter for Morningstar/White Wave was $12.0 million, and pro forma operating margins were down 465 basis points to 5.04%, in line with the company’s previously-announced expectations given heavy spending against its strategic brands. Over half of the margin decline in the segment is attributable to increased year-over-year marketing spending at Morningstar, with the balance attributable to the inclusion of White Wave in the segment following its acquisition in May 2002.

     Specialty Foods’ net sales totaled $162.9 million, an increase of 1% over the prior year first quarter, and operating income was $23.8 million, an increase of 15%. First quarter operating income margin increased 173 basis points to 14.62%.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2003, including targeted sales, operating margins, earnings per share and cash flow depends on a variety of economic, competitive and governmental factors, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [A]

	Three Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Net sales	$2,144,878	$2,226,220	$2,144,878	$2,226,220
Cost of sales	1,573,645	1,681,388	1,573,645	1,681,388

Gross profit	571,233	544,832	571,233	544,832
Operating costs and expenses	415,941	397,787	415,941	397,787
Plant closing (gain) loss	(1,690)	1,234

Operating income	156,982	145,811	155,292	147,045
Interest expense & financing charges on preferred securities	55,266	58,915	55,266	58,915
Earnings from unconsolidated affiliates	(196)	(403)	(196)	(403)
Other income	(467)	(280)	(467)	(280)

Income from continuing operations before income taxes	102,379	87,579	100,689	88,813
Income taxes	39,170	32,916	38,512	33,391

Income from continuing operations	63,209	54,663	62,177	55,422
Income from discontinued operations		696

Net income before cumulative effect of accounting change	63,209	55,359	62,177	55,422
Cumulative effect of accounting change		(84,983)

Net income	$63,209	$(29,624)	$62,177	$55,422

Basic earnings per share:
Income from continuing operations	$0.73	$0.62
Income from discontinued operations		0.01
Cumulative effect of accounting change		(0.96)

Net income	$0.73	$(0.33)	$0.72	$0.62

Basic average common shares (000’s)	86,859	88,876	86,859	88,876
Diluted earnings per share:
Income from continuing operations	$0.65	$0.55
Income from discontinued operations		0.01
Cumulative effect of accounting change		(0.79)

Net income	$0.65	$(0.23)	$0.64	$0.56

Diluted average common shares (000’s)	106,201	107,903	106,201	107,903

[A] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the first quarter of 2003 pro forma results exclude a gain on the disposition of a closed plant. In the first quarter of 2002 pro forma results exclude plant closing costs, the results of discontinued operations, and the cumulative effect of accounting change related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended
	March 31,

	2003	2002

	(unaudited)
GAAP diluted earnings (loss) per share	$0.65	$(0.23)
Pro forma adjustments:
Plant closing (gain) loss	(0.01)	0.01
Income from discontinued operations		(0.01)
Cumulative effect of accounting change [B]		0.79

Pro forma diluted earnings per share	$0.64	$0.56

[B] Cumulative effect of accounting change in 2002 related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

Segment Information
(Dollars in thousands)

	GAAP		Pro Forma
	Three Months Ended March 31,		Three Months Ended March 31,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Revenue
Dairy Group	$1,683,669	$1,777,503	$1,683,669	$1,777,503
Morningstar Foods/White Wave	239,248	238,580	239,248	238,580
Specialty Foods	162,938	161,215	162,938	161,215
Corporate / Other	59,023	48,922	59,023	48,922

Consolidated	$2,144,878	$2,226,220	$2,144,878	$2,226,220

Operating Income
Dairy Group	$138,366	$126,209	$136,676	$127,443
Morningstar Foods/White Wave	12,049	23,105	12,049	23,105
Specialty Foods	23,827	20,787	23,827	20,787
Corporate / Other	(17,260)	(24,290)	(17,260)	(24,290)

Consolidated	$156,982	$145,811	$155,292	$147,045

[C] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the first quarter of 2003 pro forma results exclude a gain on the disposition of a closed plant. In the first quarter of 2002 pro forma results exclude plant closing costs.

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$26,780	$45,896
Other current assets	1,253,827	1,265,250

Total current assets	1,280,607	1,311,146
Property, plant & equipment	1,645,269	1,628,424
Intangibles & other assets	3,645,137	3,642,696

Total Assets	$6,571,013	$6,582,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,180,590	$1,268,143
Long-term debt	2,618,113	2,554,482
Other long-term liabilities	547,494	531,171
Mandatorily redeemable TIPES	585,034	585,177
Stockholders’ equity:
Common stock	873	886
Additional paid-in capital	907,824	979,557
Retained earnings	781,764	718,555
Other comprehensive income	(50,679)	(55,705)

Total stockholders’ equity	1,639,782	1,643,293

Total Liabilities and Stockholders’ Equity	$6,571,013	$6,582,266

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,

	2003	2002

	(unaudited)
Operating Activities
Net income (loss)	$63,209	$(29,624)
Depreciation and amortization	46,666	45,922
Income from unconsolidated affiliates	(196)	(403)
Cumulative effect of accounting change		84,983
Deferred income taxes	35,439	(2,947)
Changes in current assets and liabilities	(80,473)	(16,826)
Other	(190)	1,844

Net cash provided by continuing operations	64,455	82,949
Net cash provided by discontinued operations		111

Net cash provided by operations	64,455	83,060
Investing Activities
Net additions to property, plant and equipment	(53,713)	(30,293)
Cash outflows for acquisitions	(476)	(15,901)
Net proceeds from divestitures		2,561
Proceeds from sale of fixed assets	4,496	1,013

Net cash used in continuing operations	(49,693)	(42,620)
Net cash used in discontinued operations		(728)

Net cash used in investing activities	(49,693)	(43,348)
Financing Activities
Proceeds from the issuance of debt	350,094	33,755
Repayment of debt	(286,581)	(169,619)
Issuance of common stock, net of expenses	45,174	40,809
Redemption of common stock	(142,565)

Net cash used in financing activities	(33,878)	(95,055)
Decrease in cash and cash equivalents	(19,116)	(55,343)
Beginning cash balance	45,896	74,731

Ending cash balance	$26,780	$19,388